UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2013

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Explanatory Note:

Stereotaxis, Inc. (the "Company") is filing this Current Report on Form 8-K/A, which amends its Current Report on Form 8-K filed on March 5, 2013 (the "Original Filing"). The Original Filing was filed to report, among other things, the resignation of Michael Kaminski as the President and Chief Executive Officer of the Company effective April 12, 2013, and from the Company's Board of Directors, also effective April 12, 2013. In addition, the Original Filing reported that William C. Mills III will serve as the Company's interim Chief Executive Officer, and he will be assuming the duties of the principal executive officer of the Company, effective April 13, 2013. This filing updates and supplements the information that was included in the Original Filing.

Item 5.02:

As was disclosed in the Original Filing, on February 28, 2013, Mr. Kaminski notified the Company he will resign his positions as the President and Chief Executive Officer of the Company, and from the Company's Board of Directors, in each case effective April 12, 2013.

        On April 12, 2013, Mr. Kaminski entered into a consulting agreement with the Company (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Kaminski has agreed to provide the Company with consulting and advisory services from time to time, as specifically requested by the Company and mutually agreed to by Mr. Kaminski. The Consulting Agreement shall commence on April 13, 2013 and shall terminate on October 13, 2014 (the "Term"). In consideration for the services provided by Mr. Kaminski under the Consulting Agreement, 40,000 of the 80,000 shares of Mr. Kaminski's equity grant as of August 22, 2012 will continue to vest during the Term in accordance with the schedule set forth in the applicable grant documentation. All other equity award agreements, including but not limited to, unexercised stock options or stock appreciation rights, performance shares or units or other types of awards based on the equity of the Company granted to Mr. Kaminski during his employment with the Company will be cancelled as of the date of Consulting Agreement. In addition, Mr. Kaminski will remain eligible to receive a bonus for the first quarter of 2013 under the Company's Management Bonus Plan. Mr. Kaminski will continue to be insured under the Company's director and officer insurance policy during the 18-month period. Mr. Kaminski's obligations with respect to the Company's confidential information, non-competition, non-solicitation, and non-disparagement set forth in his current employment agreement will remain in place for two years following the effective date of his resignation from the Company, as provided for in his employment agreement.

        A copy of the Consulting Agreement is attached hereto as Exhibit 99.1

        As was disclosed in the Original Filing, Mr. Mills will serve as the Company's interim Chief Executive Officer, and he will be assuming the duties of the principal executive officer of the Company, effective April 13, 2013. Based on the recommendation of the Compensation Committee of the Board of Directors of the Company (the "Board"), the Board approved the following compensation for Mr. Mills in his role as interim Chief Executive Officer, effective as of April 13, 2013: (i) a monthly retainer of $35,000; (ii) a one-time transition bonus of $52,500 to be paid on April 15, 2013; (iii) a target bonus of $100,000 based on goals approved by the Compensation Committee to be paid on the earlier of Mr. Mills ceasing to serve as interim Chief Executive Officer or April 12, 2014; and (iv) a one-time grant of 80,000 restricted share units. Mr. Mills will not be eligible to receive the Chairman of the Board's $100,000 annual retainer during the period he receives the monthly retainer.

Item 9.01.    Financial Statements and Exhibits

Exhibits.
99.1 Consulting Agreement dated April 12, 2013, by and between Michael Kaminski and Stereotaxis, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: April 17, 2013	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Consulting Agreement dated April 12, 2013 by and between Michael Kaminski and Stereotaxis, Inc.